Law Offices

				Stradley, Ronon, Stevens & Young, LLP
					2600 One Commerce Square
				Philadelphia, Pennsylvania 19103-7098
						(215) 564-8000


Direct Dial: (215) 564-8047



                        October 28, 1996


The Olstein Funds
4 Manhattanville Road
Purchase, NY 10577

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), The Olstein Funds, a Delaware business trust (the "Trust"), intends to file a Rule 24f-2 Notice with the U.S. Securities and Exchange Commission (the "SEC"), setting forth, among other things, that during the period beginning August 18, 1995 and ending August 31, 1996, from the Trust's effective date through the Trust's most recently ended fiscal year, the Trust, having elected to register an indefinite number of shares of beneficial interest, sold shares of beneficial interest of The Olstein Financial Alert Fund series with an aggregate public offering price of $98,275,450 in reliance upon Rule 24f-2.

          The purpose of filing the Trust's Rule 24f-2 Notice is to make definite the amount of shares of beneficial interest registered under the Securities Act of 1933 (the "1933 Act") for such period. You have also informed us that all such shares and fractions were issued and sold in accordance with the provisions relating thereto in the registration statement then in effect under the 1933 Act and the 1940 Act.

          We have acted as legal counsel to the Trust during the period of time referred to above and, as such, have reviewed the Agreement and Declaration of Trust of the Trust, its Bylaws, the registration statements that have been filed with the SEC under the 1940 and 1933 Acts, and such minutes of the Trust's proceedings and other documents as we deem material to our opinion. Based on the foregoing, we are of the opinion that the shares described in the first paragraph of this letter as having been sold during the period beginning August 18, 1995 and ending August 31, 1996 in reliance upon Rule 24f-2 were fully-paid, non-assessable and legally issued shares of beneficial interest of the Trust.

          We hereby consent to the filing of this opinion with the SEC as an exhibit or accompaniment to the aforementioned
Rule 24f-2 Notice, as an exhibit to the Trust's amendment to its registration statement under the 1933 Act, and to any reference to us in the prospectuses of each Series of the Trust as legal counsel who have passed upon the legality of the offering of such shares of beneficial interest. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the shares of beneficial interest of the Trust are offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP


                         BY:   Joseph V. Del Raso
							-----------------------
                              Joseph V. Del Raso

JDR:cdj
185628.1